CERTIFICATE OF FORMATION
of
REO PLUS, INC.

Pursuant to the provisions of the Texas Business Organizations Code, the undersigned, for purposes of forming a corporation under the laws of the State of Texas, hereby adopts the following Certificate of Formation:
Article 1 - Entity Name and Type

The filing entity being formed is a corporation.  The name of the entity is REO Plus, Inc.

Article 2 - Term

The period of duration of the corporation is perpetual.

Article 3 - Purpose and Powers

The purpose for which the corporation is organized is to transact any and all lawful business for which corporations may be organized under the Texas Business Organizations Code.  The corporation shall have the powers provided for in the Texas Business Organizations Code with respect to corporations.

Article 4 - Registered Agent and Registered Office

The initial registered agent is an individual resident of the state whose name is Richard J. Church.  The business address of the registered agent and the registered office address is 3014 McCulloch Circle, Houston, Texas 77056.
Article 5 – Directors

The number of Directors constituting the initial Board of Directors is one (1).  The name and address of the person who is to serve as the sole Director until the first annual meeting of the shareholders or until his successors is elected and qualified are:

Name	Address

Richard J. Church	3014 McCulloch Circle
Houston, Texas 77056

Article 6 – Authorized Shares

(a)           Authorized Shares.  The aggregate number of shares that the corporation shall have authority to issue is Five Hundred Million (500,000,000) shares of common stock of the par value of One Tenth of One Cent ($0.001) each, and Ten Million (10,000,000) shares of preferred stock of the par value of One Tenth of One Dollar ($0.001) each.

(b)           Common Stock Except as otherwise specifically required by law, herein, or in any resolution of the Board of Directors providing for the issue of any particular series of preferred stock (such a resolution is referred to hereinafter as a "Resolution"), the exclusive voting power of the corporation shall be vested in the holders of the common stock of the corporation.  Each share of common stock entitles the holder thereof to one vote at all meetings of the stockholders of the corporation.

The common stock shall be junior to the preferred stock and shall be subject to all rights, privileges, preferences and priorities of the preferred stock specifically set forth herein or in any Resolution.  After payment shall have been made in full to the holders of the preferred stock in the event of any liquidation, dissolution or winding upon of the affairs of the corporation, the remaining assets and funds of the corporation shall be distributed to the holders of common stock according to their respective shares.

(c)           Preferred Stock

(1)           Authority to Establish Series of Shares.  The Board of Directors of the corporation shall have the authority to establish one or more series of un-issued shares of the preferred stock by fixing and determining the relative rights and preferences of the shares of any series so established within the limitations set forth in the Texas Business Organization Code and these certificate of formation

(2)           Designation and Number of Shares.  A series shall have the designation and shall consist of the number of shares provided for herein or in a Resolution.  Except as otherwise provided herein or a Resolution, the number of shares of any series may be increased or decreased (but not below the number of shares of such series then outstanding) by a resolution adopted by the Board of Directors.

(3)           Voting.  Except as otherwise provided by law, herein or in a Resolution, no voting rights shall attach to the ownership of any shares of any series.

(4)           Dividends.  The holders of shares in any series shall be entitled to dividends only to the extent that dividends for that series are provided for herein or in a Resolution, and then only to the extent permitted by law.  Unless specified otherwise and unless the corporation has obtained all necessary approvals, any new series of preferred stock shall have dividend rights inferior to the dividend rights of each series of preferred stock outstanding at the time of the creation of the new series.

(5)           Redemption.  Shares of any series may be made redeemable upon the terms set forth herein or in a Resolution.  Such redemption may be made in whole or part, by the majority vote of all the members of the Board of Directors, during the time period set forth herein or in a Resolution, at a redemption price set forth herein or in a Resolution.  In case of a redemption of less than all of the shares of a series at such time outstanding, such redemption shall be effected by lot or in such manner as a majority of all the members of the Board of Directors shall direct.

Notice of every such redemption shall be given by mailing written notice, not less than 30 days nor more than 60 days prior to the date fixed for redemption, to each holder of record who will have some or all of such holder’s shares of the series redeemed.  Any notice of redemption shall be addressed to such holder at the address shown in the corporation's records, mailed first class postage prepaid, and in addition to specifying the date of redemption shall specify the number of shares to be redeemed and the aggregate redemption price for such shares.  Notice given in the foregoing fashion shall be sufficient for all purposes and shall be deemed to have been received by all addressees thereof.

On or after the date of redemption, each holder of shares to be redeemed shall present and surrender such holder’s one or more certificates representing such shares to the corporation at the place designated in such notice, and thereupon the redemption price of such shares shall be payable to, or on the order of, the person whose name appears on such certificate as the owner thereof.  In case less than all of the shares represented by a certificate are redeemed, a new certificate shall be issued representing the shares not redeemed.  If notice of redemption shall have been duly given and if on the date fixed in any such notice as the date of redemption, funds necessary for the redemption shall be available therefor, from and after the date fixed in any such notice as the date of redemption, all rights of the holders thereof as stockholders of the corporation, except the right to receive the redemption price without interest, shall cease and terminate, whether or not the certificates have been surrendered, and such shares shall not thereafter be transferred on the books of the corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever other than as stated above.

The corporation may, at its option at any time after such notice of redemption has been given, deposit the redemption price of all shares designated for redemption and not yet redeemed with one or more banks or trust companies, as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Any balance of such moneys remaining unclaimed at the end of six years from the date fixed for redemption shall be repaid to the corporation on its request expressed in a resolution of its Board of Directors.

 Except as otherwise provided in a Resolution, shares redeemed or otherwise acquired by the corporation shall assume the status of authorized but unissued preferred stock and shall be unclassified as to series and may thereafter, subject to the provisions of these Articles or a Resolution, be reissued in the same manner as other authorized but unissued preferred stock.

(6)           Conversion Rights.

The shares of any series may be made convertible at such conversion rate and after the occurrence of such events as may be stated herein or in a Resolution, in accordance with the provisions hereof.

In order to exercise any conversion right, the holder of any shares to be converted shall surrender the certificate representing such shares, accompanied (if so required by the corporation) by the proper instrument or instruments of transfer, in form satisfactory to the corporation, duly executed by the registered holder thereof or by such holder’s attorney duly authorized in writing, together with any requisite Federal, state or local transfer taxes, to the corporation at its principal executive office, and shall give written notice to the corporation at such office that the holder elects to convert such shares.  Any payment, or adjustment of conversion ratio, made upon any conversion on account of dividends declared or accrued on the common stock or relevant series of preferred stock, shall be as provided herein or in a Resolution.  Converted shares shall be deemed to have been converted immediately prior to the close of business on the date of surrender of such certificate for conversion in accordance with the foregoing provisions, and at such time the rights of the holder of such converted shares as such holder shall cease, and the holder thereof shall be treated for all purposes as the record holder of common stock from and after such time.  As promptly as practicable after receipt of such notice and the surrender of such certificate as aforesaid, the corporation shall issue and deliver at such office a certificate or certificates for the number of full shares of common stock issuable upon conversion.

No fractional shares of common stock shall be issued upon conversion of any shares of a series. Instead of any fractional share of common stock which would otherwise be issuable upon conversion of any shares of a series, the corporation shall pay a cash adjustment equal to such fraction multiplied by the fair market value of a share of common stock on the business day next preceding the date of conversion.

Notwithstanding any restriction on the period of time during which a share of preferred stock may be converted, in the event of the dissolution or liquidation of the corporation, or any statutory merger, statutory consolidation, or sale of all or substantially all of the assets of the corporation, written notice thereof shall be given to the holders of any convertible preferred stock, and within thirty days after notice is given to the holders, such holders shall be permitted to convert their shares in the manner set forth above.

The ratio at which the shares of any series may be converted to common stock (the "Ratio") shall be subject to adjustment from time to time as follows.  If at any time the corporation pays a dividend on its common stock payable in common stock, subdivides its outstanding common stock into a larger number of shares, or combines the outstanding shares of common stock into a smaller number of shares by reclassification or otherwise, the Ratio in effect immediately prior to the related event shall be adjusted by multiplying the Ratio by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately after the related event (on a fully diluted basis), and the denominator of which shall be the number of shares of common stock outstanding immediately prior to the related event (on a fully diluted basis).

(7)           Liquidation Right.  If, in any voluntary or involuntary liquidation, dissolution or winding up of affairs of the corporation, the assets of the corporation are sufficient therefor, holders of all of the shares in each series shall be entitled, with respect to each share thereof held, out of the assets of the corporation available for distribution to the stockholders, to receive an amount in cash per share equal to the price per share at which such share was issued (the "Original Issue Price"), as adjusted for stock dividends, subdivisions and combinations, plus any accrued, but unpaid dividends provided for herein or in a Resolution.

If, in any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, the assets of the corporation shall be insufficient to permit payment of an amount equal to the entire amount computed above to the holders of all of the shares in each series, then the assets of the corporation shall be distributed first to the holders of the series having the highest priority as set forth herein or in a Resolution.  If the assets of the corporation are sufficient to permit payment of the entire amount to which the holders of all of the shares in such series are entitled to as computed above, then the remaining assets of the corporation shall be distributed next to the holders of the series having the next highest priority as set forth herein or in a Resolution.  This procedure shall be repeated until the assets of the corporation are insufficient to permit payment of the entire amount the holders of the series then receiving distributions are entitled to as computed above.  Once the assets of the corporation have become so insufficient, the remaining assets of the corporation shall be distributed ratably among the holders of such series according to the number of such shares held and the Original Issue Price thereof (as adjusted for stock dividends, subdivisions and combinations).

The Board of Directors shall not create, or increase the number of shares authorized with respect to, any class or series of stock, having as to liquidation or dividends, a preference over, or being on parity with, any series without first obtaining the approval, by vote or written consent, as provided by law, of the holders of at least two-thirds of the then outstanding shares of such series.  Unless specified otherwise and unless the corporation has obtained all necessary approvals, any new series of preferred stock shall have liquidation and rights inferior to the liquidation rights of each series of preferred stock outstanding at the time of the creation of the new series.

A consolidation or merger of the corporation with one or more other corporations shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Paragraph.

Article 7 – Limitation on Liability

To the full extent permitted by the Texas Business Organizations Code, no director of the corporation shall be liable to the corporation or its shareholders for monetary damages for an act or omission in such director's capacity as a director of the corporation, except to the extent that such an act or omission constitutes gross negligence or willful misconduct or to the extent that the Texas Business Organizations Code provides that liability for such an act or omission cannot be eliminated or limited.  Any repeal or amendment of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director existing at the time of such repeal or amendment.  The foregoing elimination of the liability to the corporation or its shareholders shall not be deemed exclusive of any other rights or limitations of liability or indemnity to which a director may be entitled under any other provision of this certificate of formation or any bylaw of the corporation, contract or agreement, vote of shareholders and/or disinterested directors of the corporation, or otherwise.

Article 8 – Indemnification

(a)           The corporation shall indemnify and hold harmless its directors (each an Indemnified Person”) to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, joint or several, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, the Indemnified Person may be involved or threatened to be involved, as a party or otherwise, arising out of or incidental to the business or activities of or relating to the corporation regardless of whether the Indemnified Person continues to be a director at the time any such liability or expense is paid or incurred.  The indemnification provided in this Article 8 may not be made to or on behalf of any director if a final adjudication establishes that the Indemnified Person’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law.

(b)           Expenses (including reasonable attorneys’ fees and disbursements) incurred by an Indemnified Person in defending any claim, demand, action, suit, or proceeding subject to this Article 8 shall, from time to time, upon request by this Indemnified Person, be advanced by the corporation prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the corporation if (i) a written affirmation by such Indemnified Person of his, her or its good faith belief that he, she or it has met the standard of conduct necessary for indemnification under this Article 8, and (ii) a written undertaking, by or on behalf of such Indemnified Person, to repay such amount if it shall ultimately be determined, by a court of competent jurisdiction that such indemnified person is not entitled to be indemnified as authorized by this Article 8 or otherwise.

(c)           Any indemnification hereunder shall be satisfied only out of the assets of the corporation, and the shareholders shall not be subject to personal liability by reason of these indemnification provisions.

(d)            An Indemnified Person shall not be denied indemnification in whole or in part under this Article 8 or otherwise by reason of the fact that the Indemnified Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted or not expressly prohibited by the terms of this certificate of formation.

(e)            The provisions of this Article 8 are for the benefit of the Indemnified Persons, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other person(s) or entity(ies).

Article 9 – Quorum, Majority Voting, and Written Consents

(a)           Shareholders having in the aggregate one-third or more of the shares entitled to vote, present at a meeting of shareholders in person or by proxy, shall constitute a quorum.

(b)           With respect to any matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by the Texas Business Organizations Code, the affirmative vote of a majority of the shares entitled to vote on that matter, rather than the affirmative vote otherwise required by the Texas Business Organizations Code, shall be the act of the shareholders on that matter.  With respect to any matter for which the affirmative vote of the holders of a specified portion of the shares of any class or series is required by the Texas Business Organizations Code, the affirmative vote of a majority of the shares of that class or series on that matter, rather than the affirmative vote of the holders of shares of that class or series otherwise required by the Texas Business Organizations Code, shall be the act of the holders of shares of that class or series on that matter.

(c)           Any action required by the Texas Business Organizations Code to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual meeting or special meeting of the shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

Article 10 – Preemptive Rights and Cumulative Voting

(a)           No holder of any shares of the corporation shall be entitled as a matter of right to purchase or subscribe for any part of any shares of the corporation authorized by this certificate of formation or of any additional stock of any class to be issued by reason of any increase of the authorized shares of the corporation or of any bonds, certificates of indebtedness, debentures, warrants, options or other securities convertible into any class of shares of the corporation, but any shares authorized by this certificate of formation or any such additional authorized issue of any shares or securities convertible into any shares may be issued and disposed of by the board of directors to such persons, firms, corporations or associations for such consideration and upon such terms and in such manner as the board of directors may in its discretion determine without offering any thereof on the same terms or on any terms to the shareholders then of record or to any class of shareholders, provided only that such issuance may not be inconsistent with any provision of law or with any of the provisions of this certificate of formation.

(b)           Cumulative voting is expressly prohibited. At each election of directors, every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him with respect to each of the persons nominated for election as a director and for whose election he has a right to vote; no shareholder shall be entitled to cumulate his votes by giving one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of shares owned by such shareholder, or by distributing such votes on the same principle among any number of candidates.

Article 11 – Bylaws

The Board of Directors is expressly authorized to adopt, amend and repeal the bylaws.  The corporation’s shareholders are hereby expressly prohibited from amending or repealing the bylaws.

Organizer

The name and address of the organizer are set forth below:

Randall W. Heinrich
8 Greenway Plaza, Suite 818
Houston, Texas 77046

Effectiveness of Filing

This document becomes effective when it is filed with the secretary of state.

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

This Certificate of Formation is executed on behalf of the Company on August 7, 2009.

/s/ Randall W. Heinrich
Randall W. Heinrich